EXHIBIT 15












Ohio Edison Company
76 South Main Street
Akron, Ohio  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in previously filed Registration Statements No. 33-49135, No. 33-49259, No. 33-49413, No. 33-51139, No. 333-
01489, No. 333-05277, and No. 333-21011, the Company's
Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which includes our report dated
November 12, 1997, covering the unaudited interim consolidated financial statements contained therein. Pursuant to Rule 436(c) of Regulation C of the Securities Act of 1933, such report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                         Very truly yours,




                         ARTHUR ANDERSEN LLP



Cleveland, Ohio
November 12, 1997